American Funds Fundamental Investors One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

June 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$209,042
Class B	$1,418
Class C	$4,917
Class F1	$29,302
Class F2	$8,205
Total	$252,884
Class 529-A	$6,684
Class 529-B	$93
Class 529-C	$678
Class 529-E	$228
Class 529-F1	$313
Class R-1	$444
Class R-2	$1,776
Class R-3	$11,722
Class R-4	$14,953
Class R-5	$12,214
Class R-6	$14,512
Total	$63,617

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2500
Class B	$0.1030
Class C	$0.1001
Class F1	$0.2483
Class F2	$0.2974
Class 529-A	$0.2354
Class 529-B	$0.0761
Class 529-C	$0.0861
Class 529-E	$0.1886
Class 529-F1	$0.2730
Class R-1	$0.1085
Class R-2	$0.1085
Class R-3	$0.1927
Class R-4	$0.2490
Class R-5	$0.3055
Class R-6	$0.3148

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	831,206
Class B	13,198
Class C	48,389
Class F1	116,392
Class F2	27,962
Total	1,037,147
Class 529-A	28,828
Class 529-B	1,174
Class 529-C	7,949
Class 529-E	1,226
Class 529-F1	1,173
Class R-1	4,085
Class R-2	16,168
Class R-3	60,881
Class R-4	59,761
Class R-5	40,489
Class R-6	49,141
Total	270,875

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.81
Class B	$37.72
Class C	$37.67
Class F1	$37.79
Class F2	$37.80
Class 529-A	$37.77
Class 529-B	$37.78
Class 529-C	$37.75
Class 529-E	$37.75
Class 529-F1	$37.75
Class R-1	$37.66
Class R-2	$37.66
Class R-3	$37.73
Class R-4	$37.75
Class R-5	$37.82
Class R-6	$37.81